               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 WIRELESS TELECOM GROUP, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                          WIRELESS TELECOM GROUP, INC.
                             EAST 64 MIDLAND AVENUE
                           PARAMUS, NEW JERSEY 07652
                                 (201) 261-8797
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 16, 1997

To the Stockholders of
WIRELESS TELECOM GROUP, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wireless Telecom Group, Inc. (the 'Company') will be held in the Second Floor Conference Room of Chase Manhattan Bank, East 36 Midland Avenue, Paramus, New Jersey 07652, on Friday, May 16, 1997, at 10:00 A.M. local time, for the purpose of electing eight directors, each for a term of one year or until their respective successors are elected and qualify.

     The close of business on March 17, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.

     All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Stockholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Secretary, Wireless Telecom Group, Inc., East 64 Midland Avenue, Paramus, New Jersey 07652. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                          By Order of the Board of Directors

                                          SEYMOUR KRAMER
                                          Secretary

Dated: March 21, 1997

                          WIRELESS TELECOM GROUP, INC.
                             EAST 64 MIDLAND AVENUE
                           PARAMUS, NEW JERSEY 07652
                                 (201) 261-8797

                            ------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wireless Telecom Group, Inc. (the 'Company') of proxies in the enclosed form for the Annual Meeting of Stockholders to be held in the Second Floor Conference Room of Chase Manhattan Bank, East 36 Midland Avenue, Paramus, New Jersey 07652, on Friday, May 16, 1997, at 10:00 A.M. local time, and for any adjournment or adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The persons named in the enclosed proxy form will vote the shares for which they are appointed in accordance with the directions of the stockholders appointing them. In the absence of such directions, such shares will be voted FOR proposal 1 listed below and, in their best judgment, will be voted on any other matters as may come before the meeting. Any stockholder giving such a proxy has the power to revoke the same at any time before it is voted by filing written notice of such revocation with the Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Annual Meeting of Stockholders. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to Secretary, Wireless Telecom Group, Inc., East 64 Midland Avenue, Paramus, New Jersey 07652. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

     The principal executive offices of the Company are located at East 64 Midland Avenue, Paramus, New Jersey 07652. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to the Company's stockholders is March 21, 1997.

                               VOTING SECURITIES

     Only holders of shares of Common Stock, par value $.01 per share ('Shares'), of record at the close of business on March 17, 1997 are entitled to vote at the meeting. On the record date there were outstanding 17,432,628 Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the meeting. The holders of a majority of the outstanding Shares shall constitute a quorum.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, a plurality vote of the shares present, in person or by proxy, at the meeting and entitled to vote is required for the election of the directors. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable American Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Proxy ballots are received and tabulated by the Company's transfer agent and certified by the inspector of election.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the Company's Common Stock owned as of March 17, 1997 by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and named executive officer, and (iii) all officers and directors as a group.

                                                                                 AMOUNT AND NATURE OF      PERCENTAGE
                             NAMES AND ADDRESSES                                BENEFICIAL OWNERSHIP(1)      OWNED
-----------------------------------------------------------------------------   -----------------------    ----------
Gary Simonyan(2).............................................................            420,500               2.4%
Dale Sydnor(2)...............................................................            248,000               1.4
Seymour Kramer(2)............................................................             20,000              *
Edward Garcia(2).............................................................             58,000              *
Eugene Ferrara(2)............................................................             28,000              *
Bent Hessen-Schmidt(2)(5)....................................................             84,000              *
Saul Panken .................................................................            739,000               4.2
  200 High Point Dr.
  Hartsdale, NY
Dominick Scaringella(3) .....................................................            996,000               5.7
  Five Surrey Road
  New Hyde Park, NY
Demir Richard Eden ..........................................................             10,000              *
  120-10 Audley Street
  Kew Gardens, NY
John Wilchek ................................................................             12,000              *
  211 Mohican Lane
  Franklin Lakes, NJ
Franklin H. Blecher .........................................................                300              *
  6039 Collins Ave
  Miami Beach, FL
All officers and directors as a group (11 persons)(3)(4)(5)..................          2,615,800              14.9%

------------

 * Less than one percent

(1) Except as otherwise set forth in the footnotes below, all shares are beneficially owned, and the sole voting and investment power is held by the persons named.

(2) The address of each such person is c/o Wireless Telecom Group, Inc., East 64 Midland Avenue, Paramus, New Jersey 07652.

(3) Includes 332,000 shares held in the name of Mr. Scaringella's wife.

(4) Includes 177,600 shares of Common Stock subject to options exercisable within 60 days of March 17, 1997. Excludes an aggregate of 285,000 shares of Common Stock subject to options which are not exercisable within 60 days of March 17, 1997.

(5) Includes 3,450 shares held in the name of Mr. Hessen-Schmidt's daughter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     At the meeting, eight Directors will be elected by the stockholders to serve until the next annual meeting or until their successors are elected and shall qualify. The accompanying form of proxy will be voted for the election as Directors of the eight persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Directors.

              THE FOLLOWING IS INFORMATION REGARDING EACH NOMINEE:

          Gary Simonyan, age 61, is and has been since its founding in 1985, the Company's Chairman. From 1978 until he joined the Company, he worked for Micronetics, Inc., a manufacturer of electronic products, in several capacities, including President. From 1977 through 1978, he served as President of Laser Management Associates, an electronics consulting firm, which he founded. Mr. Simonyan has a BS in Applied Physics and has undertaken graduate studies in electrical engineering and in business administration.

          Dale Sydnor, age 40, was elected CEO of the Company in May 1996. He previously served as the Company's President since July 1995 and from April 1991 until August 1996 as the Company's Chief Operating Officer. Mr. Sydnor was also the Company's Executive Vice President and acting director of engineering from April 1991 through July 1995, and from 1988 through 1989 he served as the Company's Project Manager. During 1990 he was a Project Manager at ITT Aerospace Communications division. From 1986 to 1988, Mr. Sydnor served as a private consultant. Mr. Sydnor has a BS in Electrical Engineering and has undertaken graduate studies in business administration.

          Seymour Kramer, age 73, a certified public accountant, has been a Director and the Treasurer of the Company since 1991 and financial consultant to the Company since 1988. He retired from active and full business employment in 1984. From 1973 through 1984 he served as a Director, Treasurer and Chief Financial Officer of several electronic manufacturing, merchandising and service companies including Micronetics, Inc. Mr. Kramer has served as the Company's Secretary since January 1997. He has a bachelor's degree in Business Administration. Mr. Kramer is not a full-time employee of the Company.

          Saul Panken, age 74, a certified public accountant, has been a Director of the Company since 1985. He was the Company's Treasurer from 1985 until 1991. He was a partner in the accounting firm of Lawson, Holland and Co. from 1964 until 1987.

          Dominick Scaringella, age 58, became a Director of the Company in August 1991. From 1988 to date, he has served as President of Precision Electronics, Inc., a manufacturer of electronics products. From 1963 to 1986, he was employed by MSI Electronics, a manufacturer of semiconductors, as Director and Vice President. From 1986 to 1988 he was an independent consultant to the electronics industry.

          John Wilchek, age 56, became a director of the Company in May 1993. He was the founder, President, CEO and Chairman of Zenith Knitting Mills until his retirement in 1991.

          Demir Richard Eden, age 57, is and has been since its founding in 1979, the President, CEO and the Chairman of Intra Computer, Inc., a manufacturing and engineering consulting company. Mr. Eden has a Master of Science degree in Electronics and Business Administration from Istanbul Technical University as well as an MS in Computer Science from New York Polytechnic University. Mr. Eden became a director of the Company in May 1993.

          Franklin H. Blecher, Ph.D., age 68, became a director of the Company in November 1994. In a distinguished thirty-seven year career with AT&T Bell Laboratories, Dr. Blecher held several significant positions including Executive Director of the Technical Information Systems Division from 1987 to 1989 and Executive Director of the Integrated Circuit Design Division from 1982 to 1987 and previously Director of the Mobile Communications Laboratory. Dr. Blecher has made significant contributions in the area of transistor design for computer applications. He has also developed widely used telephone and cellular transmission systems. His laboratory's work in the cellular field was used by the FCC to establish standards for commercial cellular systems. Dr. Blecher received his Ph.D. from New York Polytechnic University where he is presently a member of the Corporate Board and is Past Chairman of the Engineering Foundation.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all the filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with.

     During the fiscal year ended December 31, 1996, there were four formal meetings of the Board of Directors. The Board of Directors has a Stock Option Committee and an Audit Committee, which held two and one formal meeting(s), respectively during the fiscal year ended December 31, 1996. The members of the Stock Option Committee are Gary Simonyan, Seymour Kramer and Saul Panken. The members of the Audit Committee are Seymour Kramer, John Wilchek and Demir Richard Eden.

     The Company does not have a formal Executive Committee or Nominating Committee of the Board of Directors.

     Non-employee directors receive an attendance fee of $500 per meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NAMED NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 1996, 1995 and 1994, the annual and long-term compensation for the Company's chief executive officer and its most highly compensated executive officers whose annual compensation exceeded $100,000 for the fiscal year ended December 31, 1996 (the 'named executive officers').

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                         ANNUAL COMPENSATION            AWARDS
                                                    ------------------------------   ------------      ALL OTHER
        NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS     OTHER(1)    OPTIONS(2)    COMPENSATION(3)
-------------------------------------------- ----   --------   --------   --------   ------------   ---------------
Gary Simonyan(4) ........................... 1996   $302,500      --      $ 56,263       --             $ 4,594
  Chairman of the Board                      1995    286,529      --        56,263       --               4,060
                                             1994    260,576      --        56,976       --               4,010
Dale Sydnor ................................ 1996   $181,731      --         --          40,000         $ 7,900
  CEO and President                          1995    125,353   $168,000      --         125,000           7,386
                                             1994    105,135      --         --          60,000             923
Edward Garcia .............................. 1996   $102,692   $ 15,000      --          20,000         $ 7,702
  Executive Vice President Chief Operating   1995     80,000     31,838      --          75,000           6,687
  Officer                                    1994     73,625     11,000      --          60,000             396
Eugene Ferrara ............................. 1996   $ 96,346   $ 15,000      --          20,000         $ 5,401
  Executive Vice President Chief Financial   1995     80,000     21,844      --          75,000           4,076
  Officer                                    1994     59,839      2,000      --          48,000         --
Bent Hessen-Schmidt ........................ 1996   $ 94,231   $ 10,000      --          20,000         $ 7,375
  Vice President -- Sales & Marketing        1995     80,000     22,293      --          30,000           7,310
                                             1994     70,347      9,000      --          60,000           1,848

------------

(1) Premium on a personal life insurance policy paid for by the Company.

(2) All options have been adjusted to give effect for the 2-for-1 stock split paid on May 28, 1996.

(3) Includes the total estimated value for the use of an automobile of $2,219 in 1996, $1,750 in 1995 and $1,700 in 1994 for Mr. Simonyan, $1,320 in 1996 and
    $832 in 1995 for Mr. Garcia and $850 in 1996 for Mr. Ferrara, the total premiums paid on split-dollar life insurance for Messers. Sydnor, Garcia, Ferrara and Hessen-Schmidt and the matching contribution to the Wireless Telecom Group 401(k) Profit Sharing Plan.

(4) In January 1996 the Company transferred the future residual interest in a key-man life insurance policy to Mr. Simonyan. See the 'Employment Contracts and Termination of Employment and Change in Control Arrangements' section of this Proxy Statement for further information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company does not have a Compensation Committee or other board committee performing equivalent functions. During the fiscal year ended December 31, 1996, deliberations concerning executive officer compensation were made by the Company's Board of Directors, which board includes Gary Simonyan (Chairman of the Board), Dale Sydnor (Chief Executive Officer of the Company) and Seymour Kramer (Chief Accounting Officer, Secretary and Treasurer of the Company).

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Gary Simonyan was retained to be the Company's Chairman since its founding in 1985. Mr. Simonyan is serving as the Company's Chairman pursuant to a written employment contract for three years commencing August 1, 1991. This agreement provided for an initial annual compensation of $200,000, increases of 10% per year in compensation and a two-year non-competition covenant that commences after termination of his employment. In July 1992 the Company's Board of Directors and Mr. Simonyan agreed to an extension of Mr. Simonyan's employment agreement until July 31, 1996. The agreement stipulated the increase in Mr. Simonyan's salary to $250,000 for each of the years commencing August 1, 1992 and 1993, and an increase of ten percent (10%) per annum for each of the two years thereafter. Mr. Simonyan's agreement was subsequently extended at an annual salary of $302,500 through July 31, 1997. The Board of Directors has also approved a semi-annual stipend of approximately $28,000 for premiums on a personal life insurance policy which is paid for by the Company. In January 1996, the Company transferred the future residual interest in a key-man life insurance policy to Gary Simonyan. This agreement allows the Company to receive the cash premiums paid into the policy and the increase in value up until the date of transfer plus any additional premiums paid by the Company after January 1996. Future increases in the value of the policy as well as the residual death benefit were transferred to Mr. Simonyan.

     Dale Sydnor has entered into a three year written employment contract with the Company commencing August 1, 1991. His initial annual compensation under such contract is $90,000 with a 10% increase per annum starting in August 1992, and contains a one-year, limited non-competition covenant relating to its noise source business that commences after termination of his employment. In August 1994, Mr. Sydnor's employment contract was amended. This amendment extended the contract period through December 31, 1997 and provides for an annual base salary of $100,000 and an annual bonus based upon sales of certain products and after tax income. Mr. Sydnor's annual salary was increased to $200,000 upon his election as CEO of the Company in May 1996.

OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1996

     The following table sets forth certain information concerning options granted during the year ended December 31, 1996 to the named executives:

             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1996

                                                                                                         POTENTIAL
                                        INDIVIDUAL GRANTS                                           REALIZABLE VALUE AT
-------------------------------------------------------------------------------------------------     ASSUMED ANNUAL
                                                          % OF TOTAL                                  RATES OF STOCK
                                                           OPTIONS                                  PRICE APPRECIATION
                                            OPTIONS       GRANTED TO                                  FOR OPTION TERM
                                            GRANTED       EMPLOYEES      EXERCISE OR   EXPIRATION   -------------------
                  NAME                        (1)       IN FISCAL YEAR   BASE PRICE       DATE         5%        10%
-----------------------------------------  ----------   --------------   -----------   ----------   --------   --------
Gary Simonyan............................     --            --              --            --           --         --
Dale Sydnor..............................    40,000          15.09%         $6.75        4/01/06    $169,802   $430,310
Edward Garcia............................    20,000           7.55%         $6.75        4/01/06    $ 84,901   $215,155
Eugene Ferrara...........................    20,000           7.55%         $6.75        4/01/06    $ 84,901   $215,155
Bent Hessen-Schmidt......................    20,000           7.55%         $6.75        4/01/06    $ 84,901   $215,155

------------

(1) Options have been adjusted for the two-for-one stock split given to shareholders of record as of May 22, 1996. Options vest 20% per year over a five year period beginning with the first anniversary date in 1997. The grant date of this option is April 2, 1996.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1996 AND YEAR-END OPTION VALUES

     The following table provides information regarding stock option exercises by the named executives and the number and value of unexercised options held by named executives at December 31, 1996.

                                                                         NUMBER OF               VALUE OF UNEXERCISED
                                                                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                         SHARES                     AT FISCAL YEAR END           AT FISCAL YEAR END(1)
                                       ACQUIRED ON    VALUE     ---------------------------   ---------------------------
                NAME                    EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------   --------   -----------   -------------   -----------   -------------
Gary Simonyan........................     --            --         --             --              --            --
Dale Sydnor..........................     --            --         25,000        140,000        $111,250      $585,000
Edward Garcia........................     --            --         15,000         80,000        $ 66,750      $337,000
Eugene Ferrara.......................     --            --         15,000         80,000        $ 66,750      $337,000
Bent Hessen-Schmidt..................     --            --         66,000         44,000        $607,113      $216,000

------------

(1) Based upon the closing market price of the Company's Common Stock ($10.25 per share on December 31, 1996).

                               PERFORMANCE GRAPH

     The graph below presents the cumulative total returns for the Company's Common Stock ('WTT') compared with the American Stock Exchange Market Value Index and a peer group index of 55 companies selected on an industry basis. The graph assumes that the value of the investment in WTT's common stock, the American Stock Exchange Market Value Index and the peer group index each was $100 on December 31, 1991 and that all dividends were reinvested. All of the indexes include only companies whose common stock has been registered under
Section 12 of the Securities Exchange Act of 1934 for at least the time frame set forth in the graph.

     The total shareholder returns depicted in the graph are not necessarily indicative of future performance. The Performance Graph and related disclosure shall not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the graph and such disclosure by reference.

                    COMPARISON OF CUMULATIVE TOTAL RETURN OF
                      COMPANY, PEER GROUP AND BROAD MARKET


                              [PERFORMANCE GRAPH]

                                                      YEARS ENDED DECEMBER 31,
                                          1991    1992    1993    1994     1995      1996
Wireless Telecom Group, Inc. ..........   $100    $ 42    $103    $520    $1,197    $1,488
Peer Group.............................   $100    $112    $ 94    $107    $  140    $  167
AMEX Broad Market Index................   $100    $101    $120    $106    $  137    $  145

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401(K) PROFIT SHARING PLAN

     The Company's 401(k) Profit Sharing Plan (the 'PSP') is qualified under Sections 401(a) and 401(k) of the Federal Internal Revenue Code. The effective date of the PSP is January 1, 1991. This plan is administered under a Trust and two of the Company's directors are currently serving as its trustees. All employees of the Company, who are 21 years or older, including its executive officers, are eligible to participate in this plan after six months of employment with the Company.

     Under the PSP, participating employees have the right to elect that their contributions to this plan be made from reductions from the compensation owed to them by the Company up to 15% of their compensation per annum not to exceed $9,500 for 1996. In addition, the Company, at its discretion, can make contributions to this plan of up to 6% of the participant's annual compensation that will be allocated among them. Participating employees are entitled to full distribution of their share of the Company's contribution under this plan upon their death, total disability or when they reach retirement age (i.e., 65 years of age). If their employment is terminated earlier, their share of the Company's contributions will depend upon their number of years of employment with the Company. Employees are entitled to receive 20%, 40%, 60%, 80% and 100%, respectively, of the Company's contributions upon completion of 3, 4, 5, 6 and 7 years of employment, respectively.

     All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company's and employees' contributions, they may receive investment earnings relating to the funds in their account under this plan.

     Benefits under the PSP are payable to eligible employees in a single lump sum or in installments upon termination of their employment, although in-service withdrawals are permitted under certain circumstances. If more than 60% of its contributions are allocated to key employees, the Company will be compelled to contribute 3% of their annual compensation to each participating non-key employee's account for that year. If the Company terminates this plan, participating employees are entitled to 100% of the Company's contributions credited to their accounts. Contributions to the plan for Fiscal 1996 and Fiscal 1995 aggregated $42,013 and $34,810, respectively.

DIRECTOR COMPENSATION

     Director Fees. Directors who are not employees of the Company are compensated for their services according to a standard arrangement authorized by a resolution of the Board of Directors. Such directors are paid an annual retainer at the rate of $500 for each meeting of the Board of Directors attended by such director.

DIRECTOR AND OFFICER LIABILITY

     New Jersey's Business Corporation Act permits New Jersey corporations to include in their certificates of incorporation a provision eliminating or limiting the personal liability of directors and officers of the corporation for damages arising from certain breaches of fiduciary duty. The Company's Certificate of Incorporation includes a provision eliminating the personal liability of directors and officers to the Company and its stockholders for damages to the maximum extent permitted by New Jersey law, including exculpation for acts of omissions in violation of directors' and officers' fiduciary duties of care. Under current New Jersey law, liability is not eliminated in the case of a breach of a director's or officer's duty of loyalty (i.e., the duty to refrain from transactions involving improper conflicts of interest) to the Company or its stockholders, the failure to act in good faith, the knowing

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violation of  law  or  the  obtainment of  an  improper  personal  benefit.  The
Company's Certificate of Incorporation does not have any effect on the availability of equitable remedies (such as an injunction or rescissions) for breach of fiduciary duty. However, as a practical matter, equitable remedies may not be available in particular circumstances. The Company also has in effect under a policy effective January 19, 1997, and expiring on January 19, 1998, insurance covering all of its directors and officers against certain liabilities and reimbursing the Company for obligations for which it occurs as a result of its indemnification of such directors, officers and employees.

INCENTIVE STOCK OPTION PLAN

     Under the Company's Incentive Stock Option Plan (the 'Plan') options to purchase a maximum of 1,750,000 shares of Common Stock of the Company may be granted to officers and other key employees of the Company. Options granted under the Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code.

     The Plan is administered by the Stock Option Committee which is composed of three members of the Board, two of whom are 'disinterested persons' within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the 'Exchange Act'). The purposes of the Plan are to ensure the retention of existing executive personnel and key employees, to attract to the Company individuals of experience and ability, to encourage proprietary interest in the Company, and to provide additional incentive by permitting such individuals to participate in the ownership of the Company. The criteria the Stock Option Committee uses in granting options pursuant to the Plan is consistent with these purposes.

     Options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive option granted under the Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. The aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year may not exceed $100,000.

     Options granted under the Plan to officers or employees of the Company may be exercised only while the optionee is employed or retained by the Company or within 30 days of the date of termination of the employment relationship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within three (3) months of the date of termination of the employment relationship. Upon the exercise of an option, payment may be made by cash or by any other means that the Stock Option Committee determines. No option may be granted under the Plan after February 19, 2005 on which date the Plan will expire. Options may be granted only to such employees and officers of the Company as the Stock Option Committee shall select from time to time in its sole discretion, provided that only employees of the Company shall be eligible to receive incentive options.

     The Stock Option Committee will, in its discretion, determine (subject to the terms of the Plan) who will be granted options, the time or times at which options shall be granted, and the number of shares subject to each option and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and such other factors deemed relevant in accomplishing the purpose of the Plan.

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
     Under the Plan, the optionee has none of the rights of a shareholder with respect to the shares issuable upon the exercise of the option until such shares shall be issued upon such exercise. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of exercise, except as provided in the Plan. During the lifetime of the optionee, an option shall be exercisable only by the optionee. No option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of decent and distribution.

     The Board  of  Directors  may  amend or  terminate  the  Plan  except  that shareholder approval is required to effect a change so as to increase the aggregate number of shares that may be issued under the Plan (unless adjusted to reflect such changes as a result of a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify the requirements as to eligibility to receive options, to increase materially the benefits accruing to participants or as otherwise may be required by Rule 16b-3,
Section 422 or Section 162(m) of the Code. No action taken by the Board may materially and adversely affect any outstanding option grant without the consent of the optionee.

FEDERAL TAX CONSEQUENCES

     Under current tax law, there are no Federal income tax consequences to either the employee or the Company on the grant of incentive options if granted under the terms set forth in the Plan. Incentive option holders incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's 'alternative minimum tax' liability. An optionee's basis in the shares received on exercise of an incentive stock option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

     If the holder of shares acquired through exercise of an incentive option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a 'Disqualifying Disposition'), the optionee will realize income taxable at ordinary rates.
Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

     At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an incentive option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

     The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the Plan. For instance, the treatment of options under state and local tax laws, which is not described above, may differ from the treatment for Federal income tax purposes.

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RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is Lazar, Levine & Company, LLP. The Board of Directors does not expect that representatives of Lazar, Levine & Company, LLP will be present at the Annual Meeting of Stockholders.

GENERAL

     The Management of the Company does not know of any matters other than those stated in the Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expense in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and fax.

     The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 1996 (as filed with the Securities and Exchange Commission) including the financial statements and the schedules thereto. All such requests should be directed to Seymour Kramer, Secretary, Wireless Telecom Group, Inc., East 64 Midland Avenue, Paramus, New Jersey 07652.

     All proposals of stockholders intended to be included in the proxy statement to be presented at the next Annual Meeting of Stockholders must be received at the Company's executive office in Paramus, New Jersey, no later than November 22, 1997.

                                          By Order of the Board of Directors


                                          SEYMOUR KRAMER
                                          Secretary

Dated: March 21, 1997

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

                                   APPENDIX 1
                                   PROXY CARD

                                                                           PROXY

                          WIRELESS TELECOM GROUP, INC
               EAST 64 MIDLAND AVENUE, PARAMUS, NEW JERSEY 07652
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gary Simonyan and Seymour Kramer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Wireless Telecom Group, Inc. held of record by the undersigned on March 17, 1997, at the Annual Meeting of Stockholders to be held on May 16, 1997 or any adjournment thereof.

1. Election of GARY SIMONYAN, SEYMOUR KRAMER, SAUL PANKEN , DOMINICK SCARINGELLA, DEMIR RICHARD EDEN, JOHN WILCHEK, FRANKLIN H. BLECHER AND DALE SYDNOR as Directors,

   FOR all eight nominees listed (except as marked to the contrary
   above)  [ ]                      WITHHOLD AUTHORITY  [ ]

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY OF THE NOMINEES STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE)

  ------------------------------------------------------------------------------

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1.

     PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

                                            Dated: _______________________, 1997

                                            Signature: _________________________

                                            Signature if held jointly: _________

                                            WHEN   SIGNING   AS   ATTORNEY,   AS
                                            EXECUTOR, AS ADMINISTRATOR,  TRUSTEE
                                            OR  GUARDIAN, PLEASE GIVE FULL TITLE
                                            AS SUCH.  IF A  CORPORATION,  PLEASE
                                            SIGN   IN  FULL  CORPORATE  NAME  BY
                                            PRESIDENT   OR   OTHER    AUTHORIZED
                                            OFFICER.  IF  A  PARTNERSHIP, PLEASE
                                            SIGN   IN   PARTNERSHIP   NAME    BY
                                            AUTHORIZED PERSON.